T A S K E R P R O D U C T S

PRESS RELEASE

Tasker Capital Corp. Receives USDA Authorization to Proceed
with In-Plant Trials at Two Additional Poultry Processors

DANBURY, CT - February 6, 2006 - Tasker Capital Corp. (OTC BB: TKER), a manufacturer, distributor and marketer of a proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that it has received a Letter of No Objections from the Food Safety and Inspection Service (“FSIS”) of the United States Department of Agriculture (“USDA”) for the continuation of in-plant trials at two additional poultry processors. The trial involves the use of Tasker’s pHarlo Blue as an antimicrobial in the scalder and post-feather picker processes.

The letter also indicated that the FSIS has no objections to the continuation of in-plant trials at the facility in Athens, Georgia, where Tasker intends to continue the testing of its technology in the scalder. The two additional poultry processing plants scheduled for trials are located in Louisiana and Georgia. The first of these plants is slated to start in March and the other in April, 2006. Upon the successful completion of the trials, a summary of the results will be submitted to the FSIS for review, with the objective of receiving a “no objections” from the FSIS to entering into a commercialization phase for the specific applications.

“The initial test conducted in Athens, Georgia has provided us with interpretive information that we have used to fine-tune the application development of our technology for poultry processing. During the additional in-plant trails we will continue to develop the product to fit the needs of our target market, poultry processors,” commented Richard Falcone, Tasker’s President and CEO. “We also intend to provide further updates as information becomes available.”

About Tasker

Tasker is a manufacturer, distributor and marketer of products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets: Close Call(TM), an oral hygiene breath drink, and Unifresh(TM) Footbath, a grooming aid product for dairy cows.

This release and the Company’s other communications contain forward-looking statements, such as statements about our plans, objectives, expectations, assumptions or future events, and including, but not limited to, statements about (1) the Company’s ability to successfully complete the second phase of testing for USDA approval of Tasker’s pHarlo Blue. Forward-looking statements, including those set forth above, involve estimates, assumptions, and known and unknown risks and uncertainties. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to successfully market our products and compete with other products in our space, the risk of unfavorable federal regulation or the inability to obtain any necessary approvals to manufacture, market and sell our products, and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including in our most recent Report on Form 10-KSB and Form 10-QSB. The information contained in any forward-looking statement is qualified in its entirety be reference to cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission.

Contact:

Joe Zappulla, 212-681-4100 Wall Street Consultants Corp.

Joan Harper, 516-767-7676 Arthur Schmidt & Associates, Inc.